UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CANOO INC.

(Name of registrant as specified in its charter)

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CANOO ANNOUNCES ADJOURNMENT OF ANNUAL MEETING

JUSTIN, Texas., November 22, 2024 (GLOBE NEWSWIRE) – Canoo Inc. (Nasdaq:GOEV) (the “Company”), a high-tech advanced mobility company , today announced that it has adjourned its Annual Meeting of Stockholders (the “Annual Meeting”) in order to provide stockholders additional time within which to vote on all proposals.

At this time, there are not present, by remote communication or by proxy, a sufficient number of shares of the Company’s common stock to constitute a quorum. The Company’s Board of Directors continues to believe that that all of the proposals contained in the proxy statement are advisable and in the best interests of the Company’s stockholders to consider and act upon. Therefore, the Company adjourned the Annual Meeting.

The adjourned meeting will be held at 8:30 a.m. Central Time on December 6, 2024 at the following url: www.virtualshareholdermeeting.com/GOEV2024. Voting polls will remain open until 11:59 p.m. Eastern Time on December 5, 2024. Proxies previously submitted in respect of the Annual Meeting will be voted at the reconvened Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

About Canoo

Founded in 2017, Canoo Inc. (NASDAQ: GOEV) is an automotive tech company that manufactures electric cargo vehicles, built to deliver, for large commercial, government and fleet customers globally. The company has developed design-forward innovative electric vehicles with steer-by-wire technology on its common modular platform with end-to-end software plus power solutions. Canoo’s platform is purpose-built to maximize the vehicle interior space and is customizable to support a wide range of business and government applications. Headquartered in Justin, Texas, Canoo has teams located in California, Michigan and Oklahoma with world-class vehicle and battery facilities in Oklahoma City. For more information please visit www.canoo.com and investors.canoo.com.

Contacts:

Media Relations

Press@canoo.com

Investor Relations

IR@canoo.com